Exhibit 10.3

Compensation of Brent J. Gay

Annual Base Salary:	$260,000 commencing on April 1, 2015, subject to increase at the discretion of the Compensation Committee.

Bonus:	Mr. Gay is entitled to participate in the Senior Management Bonus Program.